Exhibit 99.1
Chart Industries Reports 2016 Fourth Quarter and Year-End Results

Cleveland, Ohio - February 23, 2017 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries, today reported results for the fourth quarter and year ended December 31, 2016. Highlights include:

•	Record operating cash flow for the year of $171 million

•	Continues facility consolidations that are expected to result in $10 million of annualized savings

•	Completes Hetsco acquisition accelerating growth of Lifecycle business

The reported net loss for the fourth quarter of 2016 was $3.3 million, or $0.11 per diluted share. Fourth quarter 2016 adjusted earnings were break even, excluding $4.7 million, or $0.11 per diluted share of restructuring, including severance related costs recorded in the quarter. This compares with the fourth quarter of 2015 reported net loss of $230.1 million, or $7.54 per diluted share. Adjusted earnings for the fourth quarter of 2015 were $0.19 per diluted share, excluding $258.1 million, or $7.73 per diluted share, of non-cash impairment charges, as well as facility shutdown and severance costs recorded in the prior year quarter.

Net income for the year 2016 was $28.2 million, or $0.91 per diluted share, which includes the insurance settlement recorded in the third quarter. 2016 adjusted earnings were $1.17 per diluted share, excluding $11.6 million, or $0.26 per diluted share, of restructuring, severance and acquisition related costs, as well as non-cash impairment charges. Reported net loss for the year 2015 was $203.0 million, or $6.66 per diluted share, which includes the impact of non-cash impairment charges, facility shutdown and severance costs in the prior year. This compares with 2015 full year adjusted earnings of $1.25 per diluted share, excluding the impact of the non-cash impairment charges, facility shutdown and severance costs.

Net sales for the fourth quarter of 2016 were $214.4 million compared to $260.8 million in the comparable period a year ago. Gross profit for the fourth quarter of 2016 was $57.1 million, or 26.6% of sales, versus $72.8 million, or 27.9% of sales, in the comparable quarter of 2015.

Net sales for the year 2016 were $859.2 million compared to $1,040.2 million in the comparable period a year ago. Gross profit for 2016 was $266.4 million, or 31.0% of sales, compared to $288.5 million, or 27.7% of sales, in the full year 2015.

“Our strong brand, diversified product offering, and diligent management of working capital and capital expenditures led to record operating cash flow of $171 million during 2016 despite continued challenges in our energy markets. Our strong cash flow generation and significant liquidity will continue to allow us to deploy capital for acquisitions, such as Hetsco, which was announced in early January. The addition of Hetsco expands the capabilities of our Energy & Chemicals (“E&C”) Lifecycle business and gets us to market faster,” stated Sam Thomas, Chart’s Chairman and Chief Executive Officer.

Mr. Thomas continued, “As we enter 2017, we continue to streamline our operations with the consolidation of our BioMedical respiratory business and relocation of our corporate headquarters in our Canton, GA location. In addition, we are consolidating three of our facilities in China into the newly built greenfield facility in Changzhou, China. These organizational changes will occur during 2017 and will help leverage resources across our businesses and position us for further productivity improvements with expected annualized savings of $10 million.”

Backlog at December 31, 2016 was $342.6 million, down 10.9% compared to backlog of $384.4 million at September 30, 2016. Backlog for the year is down 8.5% from the December 31, 2015 level of $374.6 million. Orders received in the fourth quarter 2016 totaled $184.0 million and were down 8.6% sequentially as the third quarter included a $9 million order for an LNG terminal in Gibraltar in our Distribution & Storage (“D&S”) segment. Orders during the year 2016 totaled $854.8 million and were down 8.6% primarily due to weak energy markets impacting our E&C segment.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2016 were $52.0 million compared to $53.9 million in the prior year quarter. The current quarter included approximately $5.0 million of reserves recorded in China and acquisition related costs associated with the Hetsco acquisition. In addition, the current quarter included $3.8 million of severance and other one-time restructuring costs due to facility consolidation efforts. The prior year quarter also included $3.5 million in severance related costs. SG&A as a percent of sales was 24.3% compared with 20.7% in the prior year quarter.

Net interest expense was $4.8 million for the fourth quarter of 2016, which included $3.2 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.6 million.

Income tax expense was $0.9 million in the fourth quarter of 2016. The annual effective tax rate is 35.7% and higher than expected primarily due to current and accumulated operating losses in China for which no tax benefit is recorded.

Cash and short-term investments were $282.0 million at December 31, 2016, which compares with $123.7 million at December 31, 2015. The Company had no borrowings on its $450 million senior secured credit facility, only outstanding letters of credit, which left $412.8 million of available liquidity at December 31, 2016.

SEGMENT HIGHLIGHTS
E&C segment sales decreased 57.5% to $31.4 million for the fourth quarter of 2016 compared with $73.8 million for the same quarter in the prior year due to lower sales volume given continued challenging energy market conditions. E&C gross profit margins were 18.3% in the 2016 quarter compared with 32.1% in the same quarter of 2015. Several short lead time projects contributed about 6% to E&C’s gross margin in the fourth quarter of 2016 and 7% in the same quarter of 2015. Excluding the short lead time projects, gross margins were down due to lower volume and reduced customer capital spending.

D&S segment sales increased 1.8% to $133.4 million for the fourth quarter of 2016 compared with $131.1 million for the same quarter in the prior year. The increase in revenues is due to several large LNG projects in Europe that were awarded earlier in the year partially offset by negative currency impact. D&S gross profit margin decreased slightly to 25.7% in the quarter compared with 25.9% a year ago.

BioMedical segment sales decreased 11.3% to $49.6 million for the fourth quarter of 2016 compared to $55.9 million in the prior year quarter. The decline is due to timing of large shipments and revenue, which did not reoccur in our European and Latin American respiratory businesses, as well as competitive pressures. BioMedical gross profit margin improved to 34.5% in the quarter compared with 27.0% for the same period in 2015. Margins improved due to product mix and lower warranty costs.

OUTLOOK
Low oil prices over the last several years have continued to defer projects in our traditional energy markets. We are starting to see some rebound in natural gas processing opportunities in the first quarter of 2017 and expect order levels to improve somewhat during 2017 in our E&C business. While inquiry levels have significantly increased, customer demand and timing of orders remain difficult to predict in this environment. Consequently, we continue to drive productivity initiatives to appropriately align our cost structure with expected volatility in market conditions.

Based on our current backlog and order expectations, net sales for 2017 are expected to be in a range of $875 million to $925 million and adjusted earnings per diluted share are expected to be in a range of $0.60 to $1.00 per share with earnings weighted more to the second half of the year. This is based on approximately 31.1 million weighted average shares outstanding. This excludes any restructuring costs as we continue our facility consolidation and cost reduction efforts and as such is a non-GAAP measure. We currently expect our capital expenditures for 2017 will range between $35 to $45 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; our ability to control our costs and successfully manage our operations; our ability to achieve expected savings and productivity improvements from the consolidation of certain of our facilities and operations; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; potential future impairment of the Company’s significant goodwill and other intangibles; changes in government energy policy or the failure of expected changes in policy to materialize;

variability in operating results associated with unanticipated increases in warranty returns of Company products; the modification or cancellation of orders in our backlog; loss of key employees; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; fluctuations or adjustments in the Company’s effective tax rate; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; fluctuations in foreign currency exchange and interest rates; general economic, political, business and market risks associated with the Company's international operations and transactions; technological security threats; financial distress of third parties; our ability to protect our intellectual property; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; the cost of compliance with environmental, health and safety laws; claims that our products or processes infringe intellectual property rights of others; additional liabilities related to taxes; deterioration of employee or labor relations; increased governmental regulation; risks associated with our indebtedness, leverage and liquidity; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's 2017 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and year 2016 results on a conference call on Thursday, February 23, 2017 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 62361789. The telephone replay will be available beginning 1:30 p.m. ET, Thursday February 23, 2017 until 1:30 p.m. ET, Thursday, March 2, 2017.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster
Vice President and
Chief Financial Officer
216-626-1216
ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales	$214,372	$260,756	$859,154	$1,040,160
Cost of sales	157,274	187,984	592,781	751,696
Gross profit	57,098	72,772	266,373	288,464
Selling, general and administrative expenses	52,049	53,896	195,911	200,794
Amortization expense	2,717	4,234	11,873	17,333
Asset impairments	—	253,560	1,217	253,560
Operating expenses	54,766	311,690	209,001	471,687
Operating income (loss) (1)	2,332	(238,918)	57,372	(183,223)
Other expenses:
Interest expense, net	4,782	3,977	17,338	15,971
Financing costs amortization	321	321	1,284	1,290
Foreign currency loss	234	577	351	1,348
Other expenses, net	5,337	4,875	18,973	18,609
Income (loss) before income taxes	(3,005)	(243,793)	38,399	(201,832)
Income tax expense, net	873	(12,649)	13,702	2,684
Net income (loss)	(3,878)	(231,144)	24,697	(204,516)
Noncontrolling interests, net of taxes	(588)	(1,021)	(3,540)	(1,556)
Net income (loss) attributable to Chart Industries, Inc.	$(3,290)	$(230,123)	$28,237	$(202,960)
Net income (loss) attributable to Chart Industries, Inc. per common share:
Basic	$(0.11)	$(7.54)	$0.92	$(6.66)
Diluted	$(0.11)	$(7.54)	$0.91	$(6.66)
Weighted-average number of common shares outstanding:
Basic	30,596	30,512	30,583	30,493
Diluted	30,596	30,512	30,994	30,493
_______________

(1)
Includes depreciation expense of $6,187 and $7,080 for the three months ended December 31, 2016 and 2015, respectively, and $25,636 and $28,115 for the twelve months ended December 31, 2016 and 2015, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Cash Provided By Operating Activities	$24,222	$46,541	$170,814	$100,966
Investing Activities
Capital expenditures	(4,374)	(10,973)	(17,785)	(47,039)
Payments for China land use rights	—	—	—	(11,043)
Government grants	—	8,650	1,055	8,650
Proceeds from sale of assets	—	30	—	425
Acquisition of businesses, net of cash acquired	32	—	(1,351)	(24,517)
Net Cash Used In Investing Activities	(4,342)	(2,293)	(18,081)	(73,524)
Financing Activities
Borrowings on revolving credit facilities	—	—	3,820	68,827
Repayments on revolving credit facilities	—	—	(6,061)	(67,196)
Borrowings on term loan	—	—	13,167	—
Repayments on term loan	(1,441)	—	(2,949)	—
Payment of contingent consideration	—	—	—	(611)
Proceeds from exercise of stock options	328	—	354	486
Excess tax benefit from share-based compensation	50	—	104	133
Common stock repurchases	(46)	(99)	(704)	(948)
Dividend distribution to noncontrolling interests	—	—	—	(120)
Other financing activities	—	—	—	(156)
Net Cash (Used) Provided In Financing Activities	(1,109)	(99)	7,731	415
Effect of exchange rate changes on cash and cash equivalents	(4,088)	(2,978)	(2,213)	(7,805)
Net increase in cash and cash equivalents	14,683	41,171	158,251	20,052
Cash and cash equivalents at beginning of period	267,276	82,537	123,708	103,656
Cash and Cash Equivalents At End of Period	$281,959	$123,708	$281,959	$123,708

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$281,959	$123,708
Accounts receivable, net	142,762	183,514
Inventories, net	169,683	199,302
Other current assets	58,573	80,706
Property, plant and equipment, net	251,049	266,277
Goodwill	217,970	218,390
Identifiable intangible assets, net	93,443	106,714
Other assets	17,643	21,529
TOTAL ASSETS	$1,233,082	$1,200,140

LIABILITIES AND EQUITY
Current liabilities	$261,534	$262,039
Long-term debt	233,711	213,798
Other long-term liabilities	39,160	48,567
Equity	698,677	675,736
TOTAL LIABILITIES AND EQUITY	$1,233,082	$1,200,140

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales
Energy & Chemicals	$31,384	$73,771	$154,249	$330,968
Distribution & Storage	133,394	131,083	497,137	487,557
BioMedical	49,594	55,902	207,768	221,635
Total	$214,372	$260,756	$859,154	$1,040,160
Gross Profit
Energy & Chemicals	$5,756	$23,717	$44,903	$94,605
Distribution & Storage	34,220	33,937	130,294	123,454
BioMedical (1)	17,122	15,118	91,176	70,405
Total	$57,098	$72,772	$266,373	$288,464
Gross Profit Margin
Energy & Chemicals	18.3%	32.1%	29.1%	28.6%
Distribution & Storage	25.7%	25.9%	26.2%	25.3%
BioMedical	34.5%	27.0%	43.9%	31.8%
Total	26.6%	27.9%	31.0%	27.7%
Operating Income (Loss) (1) (2)
Energy & Chemicals	$(883)	$(55,676)	$13,307	$(10,050)
Distribution & Storage	12,885	10,365	50,435	39,549
BioMedical	3,847	(180,538)	41,967	(165,336)
Corporate	(13,517)	(13,069)	(48,337)	(47,386)
Total	$2,332	$(238,918)	$57,372	$(183,223)
_______________

(1)
During the third quarter of 2016, the Company recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance. For the twelve months ended December 31, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A expenses by $376, net of associated legal fees.

(2)
Includes asset impairment charges of $253,560 (attributed to Energy & Chemicals $68,796, Distribution & Storage $464, and BioMedical $184,300) for the three months ended December 31, 2015, and $1,217 and $255,116 (attributed to Energy & Chemicals $68,796, Distribution & Storage $2,020, and BioMedical $184,300) for the twelve months ended December 31, 2016 and 2015, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015
Orders
Energy & Chemicals	$20,495	$27,889	$110,174	$187,657
Distribution & Storage	114,616	121,010	531,032	529,080
BioMedical	48,891	52,347	213,568	218,090
Total	$184,002	$201,246	$854,774	$934,827

	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Backlog
Energy & Chemicals	$99,842	$113,482	$151,638
Distribution & Storage	218,210	246,197	206,518
BioMedical	24,571	24,751	16,456
Total	$342,623	$384,430	$374,612

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
(Loss) earnings per diluted share as reported (U.S. GAAP)	$(0.11)	$(7.54)	$0.91	$(6.66)
Asset impairments	—	7.68	0.04	7.68
Restructuring and acquisition-related costs	0.11	0.04	0.24	0.14
Q1 2016 flood insurance settlement	—	—	(0.02)	—
Facility shutdown costs	—	0.01	—	0.09
Adjusted earnings per diluted share (non-GAAP)(1)	$—	$0.19	$1.17	$1.25

(1)
During the third quarter of 2016, the Company recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance. For the twelve months ended December 31, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A by $859, net of associated legal fees, representing $0.52 per share. We incurred higher than expected warranty costs in the BioMedical segment since the AirSep acquisition in 2012 and as a result, have not adjusted this out for internal purposes as increased expenses were reflected in our operating results in prior periods.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of the Company's financial results and this information is used by the Company in evaluating internal performance. Chart's calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.